Exhibit 99.1

Fantex, Inc. Enters Into Brand Contract With Andrew Heaney

Fantex, Inc. agrees to acquire a 10% interest in the brand income of

Andrew Heaney for $3.34 million

SAN FRANCISCO, Calif., September 10, 2015 – Fantex, Inc. announced today that it has entered into a brand contract with Andrew Heaney. Under the terms of the contract, Fantex, Inc. would acquire for $3.34 million a 10% interest in the brand income of Andrew Heaney, as defined in the brand contract, contingent upon Fantex, Inc. obtaining financing necessary to pay the purchase price.

This press release shall not constitute an offer to sell any securities.